Exhibit 99

NEWS RELEASE

Silicon Labs’ Board of Directors Authorizes Additional $50 Million to Existing Share Repurchase Program

AUSTIN, Texas – November 1, 2022 – Silicon Labs (NASDAQ: SLAB), a leader in secure, intelligent wireless technology for a more connected world, today announced its board of directors has increased the authorization for repurchase of the company's common stock by an additional $50 million. Originally announced on July 27, 2022, and subsequently increased on August 29, 2022, the stock repurchase program has a remaining authorized amount of $300 million, inclusive of this incremental $50 million. The authorization remains in effect until December 30, 2023.

“Silicon Labs’ proven cash generation capability and strong liquidity position provide the company flexibility to invest in future growth while returning capital to its shareholders through ongoing share repurchases,” said John Hollister, Senior Vice President and Chief Financial Officer at Silicon Labs.

Silicon Labs

Silicon Labs (NASDAQ: SLAB) is a leader in secure, intelligent wireless technology for a more connected world. Our integrated hardware and software platform, intuitive development tools, thriving ecosystem, and robust support make us an ideal long-term partner in building advanced industrial, commercial, home and life applications. We make it easy for developers to solve complex wireless challenges throughout the product lifecycle and get to market quickly with innovative solutions that transform industries, grow economies, and improve lives. silabs.com

Note to editors: Silicon Laboratories, Silicon Labs, the “S” symbol, the Silicon Laboratories logo and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Labs, Thomas Haws, Investor Relations Manager Thomas.Haws@silabs.com

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